SCHEDULE 14A
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                    INFORMATION REQUIRED IN PROXY STATEMENT

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          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


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                                   AETNA INC.

                (Name of Registrant as Specified in Its Charter)

     (Name of Persons Filing Proxy Statement, if Other Than the Registrant)

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



A link to the following Hartford Courant article has been posted on the internal employee website of Aetna Inc. ("Aetna").

                                     # # #

Proxy Battle Heats Up At Aetna
Investor Firm Wants `Poison Pill' Vote
April 6, 2002
By DIANE LEVICK, Courant Staff Writer

Dissident Aetna shareholders, trying to remove potential obstacles to any future sale of the company, changed strategy Friday in a proxy fight that could cost the struggling insurer as much as $2.4 million.

Providence Investors LLC is now proposing one nominee for Aetna's board of directors instead of three people, hoping to sway more shareholder votes by the company's annual meeting April 26.

The New York-based investment firm, which holds 16,800 Aetna shares, has been trying to get the company to put its "poison pill" to a binding shareholder vote. Poison pills are stock-related rights that make it difficult and costly for a potential acquirer to buy a company without negotiating with its board.

On March 27, Providence made another private offer to Aetna to withdraw the dissident slate of proposed directors in return for a vote on the poison pill, but Aetna rebuffed the suggestion.

In a federal filing on Friday, Providence said it will run only Lawrence G. Schafran for Aetna's board, and has dropped the other two nominees from its slate - Chris C. Riedel and James F. Bingham Jr.

Schafran, 63, is managing general partner of L.G. Schafran &Associates, a private investment, advisory and development firm. As a shareholder-nominated director of COMSAT, he played a role in getting the company sold to Lockheed Martin Corp.

Providence's proxy also lists two of Aetna's three incumbent nominees, too:
Judith Rodin and Joseph P. Newhouse. Three directors must be elected this year under the staggered board terms.

So Providence's narrowed slate pits Schafran against Ellen M. Hancock, an Aetna director since 2000. Hancock, a former IBM executive, was chief executive of Exodus Communications Inc. until weeks before the Santa Clara, Calif., company filed for bankruptcy protection in late September 2001. The company, which owns computer-server farms that manage corporate websites, was caught in the collapsing Internet economy and hadn't made a profit since it went public in March 1998.

Providence decided to push only one of its own nominees because "it increases the probability of success," said Jay Hill, director of research at Providence Capital. "What we do want is one shareholder-nominated director for a watchdog."

Aetna spokesman Roy Clason Jr. said Friday, "Aetna's board slate is far more qualified and experienced than any or all [nominees] proposed by Providence Capital. Months have passed, and Providence Capital still has yet to present a vision for Aetna, a strategy for Aetna, or a plan for Aetna."

Clason also said "Aetna's turnaround is on track, and we still expect to be profitable this year," excluding a previously announced $3 billion hit from new accounting rules.

Even if Providence got three nominees elected, it would still have only a minority on Aetna's board, which will shrink from 12 to 11 members with William Donaldson's retirement.

Providence is far more likely to advance the poison pill issue through its proxy fight than to get anyone elected to Aetna's board, some investors and analysts say.

"The current management team is doing a good job, so there's no reason to support a dissident slate," Richard S. Pzena, president and chief investment officer of Pzena Investment Management LLC in New York, said Thursday before Providence dropped two of its three nominees. Pzena's firm has about 3.3 million Aetna shares.

However, Pzena said his firm favors shareholder resolutions that increase the accountability of a corporation to its shareholders, and would tend to support repeals of poison pills.

TIAA-CREF, another one of Aetna's largest shareholders, hasn't decided how to vote, but says it has been "quite pleased with the management of Aetna and the steps they've taken" toward a turnaround.

Along with electing directors, Aetna shareholders will vote on a proposal by a Virginia stockholder urging the board to bring any future poison pill to a vote. The resolution isn't binding, though, and Aetna isn't saying what its board might do if it's approved.

With or without a poison pill, Aetna would be more vulnerable in 2004, anyway, if shareholders aren't happy with the company by then. That's the year the company drops staggered board terms and all seats are up for election, making it easier for a rebel group to gain control.

Meanwhile, Aetna disclosed this week that it will pay Georgeson Shareholder Communications as much as $500,000, plus out-of-pocket costs for proxy solicitation efforts - far more than the $16,000 fee last year. In addition, Aetna has hired MacKenzie Partners Inc. for consulting on the proxy fight.

"It's very unfortunate that the cost of this contest could go as high as $2.4 million," Aetna's Clason said. "However, we are working very efficiently and making every attempt to spend as little as possible."

The total amount Aetna spent on the proxy process last year was unavailable Friday.

                                     # # #

No consent of the author or publication has been obtained for the use of this article.

Aetna's 2002 Proxy Statement was filed with the Securities and Exchange Commission on March 18, 2002 and mailed to Aetna's shareholders on or about March 20, 2002. Aetna filed additional participant information with the SEC on April 4, 2002. Aetna's shareholders should read these materials, and any additional materials that Aetna files with the SEC, because they contain important information relating to the 2002 Annual Meeting. In addition, this filing may contain forward-looking statements made by Aetna, including those regarding Aetna's performance and the status of its turnaround. These represent management's best view of these matters, although important risk factors, including unanticipated increases in medical costs, could cause actual future results to differ materially from those currently estimated by management. For more discussion of important factors that could materially affect Aetna, please see the risk factors discussed on pages 36-41 of Aetna's 2001 Annual Report, Financial Report included with our 2002 Proxy Statement.